Exhibit 4.2

AMENDMENT NO. 2

TO

SHAREHOLDER RIGHTS AGREEMENT

This Amendment No. 2 (the “Amendment”) to Shareholder Rights Agreement (the “Rights Agreement”) is effective as of July 27, 2012, between Albany Molecular Research, Inc., a Delaware corporation (the “Company”), and Computershare Shareowner Services LLC, as Rights Agent (the “Rights Agent”).

WITNESSETH:

WHEREAS, the Company is party to that certain Shareholder Rights Agreement, dated as of September 18, 2002 (the “Rights Agreement”), with the Rights Agent (as successor to Mellon Investor Services LLC). All capitalized terms used herein and not otherwise defined shall having the meanings ascribed to them in the Rights Agreement;

WHEREAS, under the circumstances set forth in Section 27 of the Rights Agreement, the Company may and the Rights Agent shall, if the Company so directs, supplement or amend the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock of the Company; and

WHEREAS, the Company now desires to amend the Rights Agreement as set forth in this Amendment and, pursuant to Section 27 of the Rights Agreement, the Company hereby directs that the Rights Agreement should be amended as set forth in this Amendment.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto hereby agree as follows:

1. Amendment to Section 7(a). Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

(a) Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Exercise Price for the total number of one ten-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercised, at or prior to the earlier of (i) immediately prior to the effectiveness of the Shareholder Rights Agreement, dated July 27, 2012, by and between the Company and Computershare Shareowner Services LLC, as Rights Agent (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof (the earlier of (i), (ii) or (iii) being herein referred to as the "Expiration Date"). Except as set forth in Section 7(e) hereof and notwithstanding any other provision of this Agreement, any Person who prior to the Distribution Date becomes a record holder of shares of Common Stock of the Company may exercise all of the rights of a registered holder of a Right Certificate with respect to the Rights associated with such shares of Common Stock of the Company in accordance with the provisions of this Agreement, as of the date such Person becomes a record holder of shares of Common Stock of the Company.”

2. Effectiveness. This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which shall be otherwise unaffected.

3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York, without regard to the principles or rules concerning conflicts of laws which might otherwise require application of the substantive laws of another jurisdiction.

4. Counterparts. This Amendment may be executed in any number of counterparts, which shall for all purposes be deemed an original, and all such counterparts together shall constitute but one and the same instrument. Originally executed counterparts may be delivered by facsimile or similar means of electronic transmission, including “PDF,” and any such delivery shall be valid for all purposes as delivery of a manual signature and equally admissible in any legal proceedings to which any party is a party.

[Remainder of page has intentionally been left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

ALBANY MOLECULAR RESEARCH, INC.

By:	/s/ Mark T. Frost
Name: Mark T. Frost Title: Senior Vice President, Administration, Chief Financial officer and Treasurer

COMPUTERSHARE SHAREOWNER SERVICES, LLC, AS RIGHTS AGENT

By:	/s/ John Boryczki
Name: John Boryczki Title: Relationship Manager